PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 29 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                         Dated December 2, 1999
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2004

                             -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2004) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the Singapore Exchange Securities Trading Limited for the listing and quotation of the notes. The Singapore Exchange Securities Trading Limited assumes no responsibility for the correctness of any of the statements or opinions made or reports contained in this document. Admission to the official list of and quotation of the notes on the Singapore Exchange Securities Trading Limited is not to be taken as an indication of the merits of the issuer or the notes.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:         SGD 25,000,000

Maturity Date:            November 12, 2004,
                          provided that if such day is
                          not a Business Day, the
                          Maturity Date will be the
                          next succeeding day that is a
                          Business Day, except that, if
                          that Business Day would fall
                          in the next calendar month,
                          the Maturity Date will be the
                          immediately preceding
                          Business Day.

Settlement Date
  (Original Issue Date):  December 14, 1999

Interest Accrual Date:    November 12, 1999

Issue Price:              100.35%, plus an amount
                          equal to the Interest Rate
                          applied to the Principal
                          Amount accrued from and
                          including November 12,
                          1999 to but excluding the
                          Settlement Date.

Specified Currency:       Singapore dollars ("SGD")

Redemption Percentage
   at Maturity:           100%

Initial Redemption
   Percentage:            N/A

Annual Redemption

Percentage Reduction:     N/A

Optional Repayment
   Date(s):               N/A

Interest Rate:            4.70% per year (on an actual/365
                          day count basis)

Maximum Interest Rate:    N/A

Minimum Interest Rate:    N/A

Interest Payment
   Dates: Every November 12 and May 12, commencing May 12, 2000, provided that if any such day is not a Business Day, that Interest
                          Payment Date will be the next
                          succeeding day that is a Business
                          Day, except that, if that Business
                          Day would fall in the next calendar
                          month, the Interest Payment Date
                          will be the immediately preceding
                          Business Day.  The interest paid on
                          that succeeding, or preceding,
                          Business Day will be calculated
                          from and including the most recent
                          date that interest was paid to but
                          excluding the current Interest
                          Payment Date.

Interest Payment Period:  Semi-annually

Denominations:            SGD 250,000

Business Day:             Singapore, New York and London

Temporary ISIN:           SG4849876000

Permanent ISIN:           SG4840874715

(continued on next page)

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

A copy of this document has been lodged with the Registrar of Companies in Singapore as an information memorandum for the purposes of Section 106D of the Companies Act, Chapter 50 of Singapore. The Registrar of Companies in Singapore takes no responsibility as to the contents of this document.

MORGAN STANLEY DEAN WITTER                 THE DEVELOPMENT BANK OF SINGAPORE LTD

Paying Agent:       The Chase Manhattan Bank, Singapore Branch

Depositary:         The Central Depository (Pte) Limited

     In accordance with the requirements of the Depositary, for so long as any of the notes is represented by a permanent global note held by the Depositary, each person who is shown in the records of the Depositary as the holder of a particular principal amount of the notes (each an "Accountholder") shall be deemed to be (and shall be treated by us, the principal paying agent and all of our other agents as) the holder of that principal amount of notes for all purposes (including but not limited to for the purposes of giving notice to us) other than with respect to the payment of principal, interest and other amounts in respect of the notes, the right to which shall be vested, as against us, solely in the bearer of the permanent global note, in accordance with and subject to its terms.

Plan of Distribution:

     On December 2, 1999, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, as principal and not as our agent, the principal amount of notes set forth opposite their respective names below.

                                                          Principal Amount of
                              Name                                Notes
                              ----                        -------------------
Morgan Stanley & Co. International Limited .......        SGD      12,500,000
The Development Bank of Singapore Ltd.............                 12,500,000
                                                                   ----------
        Total.....................................        SGD      25,000,000
                                                                   ==========


     Each manager represents and agrees that it will not offer or sell the notes and will not circulate or distribute this pricing supplement and the accompanying prospectus and prospectus supplement or material relating to the notes, directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the "Companies Act"), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Companies Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provisions of the Companies Act. Each manager represents, acknowledges and agrees that it is acquiring the notes as principal, that in any resale of the notes it acts as principal and not as our agent and that it will not make any representation otherwise to any person.

     We will issue these notes in temporary global bearer form with the Temporary ISIN SG4849876000. Once these notes have been exchanged for notes in permanent global bearer form, on or about January 23, 2000, they will be combined with our Global Medium-Term Notes, Series D, Senior Euro Fixed Rate Notes Due November 2004, issued on November 12, 1999, with the ISIN SG4840874715, and offered pursuant to pricing supplement No. 28, dated October 20, 1999, to the accompanying prospectus and prospectus supplement. Following the exchange, both these notes and the notes issued on November 12, 1999 in a combined aggregate principal amount of SGD 125,000,000 will bear the ISIN SG4840874715.

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